Exhibit 14.1


                              NIAGARA CORPORATION

                           MANAGEMENT CODE OF ETHICS
                           -------------------------


Introduction

We at Niagara Corporation ("Niagara," and together with its subsidiaries, the "Company") are committed to conducting our business in accordance with all applicable laws, rules and regulations and the highest ethical standards of business conduct, and to full and accurate financial disclosure in compliance with all applicable laws. This Code of Ethics (this "Code"), adopted by Niagara's Board of Directors, reflects that commitment and applies to all of the Company's officers, including Niagara's Chief Executive Officer, Chief Financial Officer and Corporate Controller, and the Controllers, Assistant Controllers and Managing, Finance, Sales and Operations Directors of Niagara's subsidiaries and their divisions (collectively, "Management").

As a member of Management, you must not only comply and promote compliance with all applicable laws, rules and regulations, you also must engage in and promote honest and ethical conduct and abide by the Company's other applicable policies and procedures that govern the conduct of our business. Your leadership responsibilities also include creating a culture of ethical business conduct and commitment to compliance, maintaining a work environment that encourages employees to raise concerns, and promptly addressing employee compliance concerns.


Compliance With Laws, Rules And Regulations

You are required to comply with all laws, rules and regulations that govern the conduct of our business and to report any suspected violations in accordance with the section below entitled "Reporting Illegal or Unethical Behavior and Compliance With Code Of Ethics." The Company from time to time has implemented policies, and in the future may implement new policies, to provide guidance as to certain of these laws, rules and regulations.

One of the Company's critical policies is the policy on insider trading. You are prohibited by Company policy and the law from buying or selling Niagara securities at a time when in possession of "material nonpublic information." This conduct is known as "insider trading." Passing such information on to someone who may buy or sell securities - known as "tipping" - is also illegal. The prohibition applies to Niagara securities and to securities of other companies if you learn material nonpublic information about other companies, such as the Company's customers, in the course of your duties for the Company. You should not disclose material nonpublic information to anyone, including co-workers, unless the person receiving the information has a legitimate need to know the information for purposes of carrying out the Company's business.

Information is "material" if (i) there is a substantial likelihood that a reasonable investor would find the information "important" in determining whether to trade in a security; or (ii) the information, if made public, likely would affect the market price of a company's securities.(1) Information is considered to be nonpublic unless it has been adequately disclosed to the public, which means that the information must be publicly disclosed and adequate time must have passed for the securities markets to digest the information.(2)


_________________

(1) Examples of types of material information include unannounced earnings, financial results, dividends, new or lost contracts or products, sales results, important personnel changes, business plans, possible mergers, acquisitions, divestitures or joint ventures, important litigation developments, and important regulatory, judicial or legislative actions.

(2) Examples of adequate disclosure include public filings with securities regulatory authorities and the issuance of press releases. A delay of two business days is generally considered a sufficient period for routine information to be absorbed by the market.




The consequences of insider trading are very severe, and any member of Management found to have violated this policy will be subject not only to immediate disciplinary action by the Company but also potential fines and imprisonment.

Members of Management are reminded that in accordance with Company policy, they are required to consult with Niagara's General Counsel before buying or selling Niagara securities.


Honest and Ethical Conduct

In furtherance of your obligation to engage in and promote honest and ethical conduct in connection with Company business, each member of Management must:

     o Properly record all funds, assets, receipts, transactions and disbursements of the Company in the Company's books, records and accounts, and otherwise maintain such books, records and accounts in reasonable detail and in accordance with all applicable legal requirements and the Company's systems of internal controls.

     o Refrain from intentionally (i) making any false or misleading entries in the books, records and accounts of the Company or (ii) issuing any false or misleading reports pertaining to the Company or its operations.

     o Comply with the requirements of applicable accounting and auditing standards, as well as Company policies, in the maintenance of a high standard of accuracy and completeness in the Company's financial records and other business-related information and data.

     o Preserve, not destroy and take steps to avoid the automatic destruction of all records (including documents, computer files, e-mails and voicemails) in your possession or control that may be relevant to any pending or contemplated subpoena, litigation or government investigation upon learning of the same. Destruction of such records, even if inadvertent, may be illegal and could lead to serious consequences to the Company and for you, including fines and imprisonment.

     o   Protect the assets of the Company and ensure their proper use.

     o Maintain the confidentiality of confidential information entrusted to you by the Company, its customers, suppliers, employees and/or others, except where disclosure is authorized by Niagara's General Counsel or required by law.

     o Cooperate with and not impede, interfere with or improperly influence any audit of the Company's financial statements or investigation into the financial affairs of the Company conducted or authorized by the Audit Committee of Niagara's Board of Directors (the "Audit Committee").

     o Deal fairly with the Company's customers, suppliers, employees and others with whom they interact in connection with Company business.

     o   Otherwise adhere to a high standard of business ethics.


Conflicts Of Interest

All members of Management are expected to handle in an ethical manner any situation or relationship that could give rise to an actual or apparent conflict of interest. To that end, no member of Management shall make any investment, accept any position or benefits, participate in any transaction or business arrangement or otherwise act in a manner that creates or appears to create a conflict of interest unless he or she makes full disclosure of all facts and circumstances to the Audit Committee and Niagara's General Counsel, and obtains the prior written approval of the Audit Committee.

A conflict of interest occurs when the private interests of an individual interfere, or even appear to interfere, with the Company's interests. Such situations can arise when you take actions or have interests that make it difficult for you to perform your Company work objectively. While it is not possible to list every conceivable conflict situation, the following are some common examples:

     o any significant ownership interest in any customer, supplier or service provider;

     o any consulting or employment relationship with any customer, supplier or competitor;

     o the receipt of any money, non-nominal gifts or excessive entertainment from any company with which the Company has current or prospective business dealings;

     o selling anything to the Company or buying anything from the Company, except on the same terms and conditions as others are permitted to so purchase or sell or participating in a joint venture, partnership or other business arrangement with the Company; and

     o any outside business activity that detracts from an individual's ability to devote appropriate time and attention to his or her responsibilities with the Company.

All members of Management should review their private situations for possible conflicts of interest. Conflicts of interest are not always clear. If you are uncertain as to whether an actual or potential conflict exists, you should err on the side of disclosing the matter to the Audit Committee and Niagara's General Counsel.


Public Disclosure

It is the Company's policy to make full, fair, accurate, timely and understandable disclosure in all reports and documents that the Company files with, or submits to, the Securities and Exchange Commission and in all other public communications of the Company. As a member of Management, you are required to promote compliance with this policy and to abide by Company standards, policies and procedures designed to promote compliance with this policy. All individuals who are involved in the Company's disclosure process must strictly abide by that policy and are required to know and understand the disclosure requirements applicable to those disclosures for which he or she is responsible. Specifically, each member of Management must:

     o not knowingly misrepresent, or cause others to misrepresent, facts about the Company to others, whether within or outside the Company, including to the Disclosure Committee (as defined below), the Audit Committee, the Company's independent auditors and governmental regulators and officials; and

     o in relation to his or her area of responsibility, properly review and critically analyze proposed disclosure for accuracy and completeness.


In furtherance of this policy, Niagara has established a disclosure committee consisting of its Chief Executive Officer, General Counsel, Chief Financial Officer and Corporate Controller (the "Disclosure Committee"). The general function of the Disclosure Committee is to oversee the accuracy and timeliness of all disclosures made by Niagara to its security holders and the investment community. Members of the Disclosure Committee are available to discuss any questions you may have regarding disclosure controls and procedures.

Individuals who are not official Company spokespersons may not speak with the press, securities analysts, other members of the financial community or stockholders as a Company representative or about Company business unless specifically authorized to do so. Requests for financial or other information about the Company from the press, the financial community or stockholders should be referred to Niagara's Chief Executive Officer or General Counsel. Requests for information from government regulators or officials should be referred to Niagara's General Counsel.


Reporting Illegal or Unethical Behavior and Compliance With Code Of Ethics

Any member of Management who knows of or suspects a violation of this Code or any other illegal or unethical conduct, whether actual or potential, should immediately notify a member of the Audit Committee and Niagara's General Counsel. All such notifications will be treated confidentially to the extent reasonably possible. It is the policy of the Company to prohibit retaliation of any kind against any such person who makes a report in good faith (even if the report, upon investigation, turns out to be erroneous) or who assists in the investigation of a reported violation. Acts of retaliation should be reported immediately to a member of the Audit Committee and Niagara's General Counsel and may result in severe disciplinary action, including termination of employment.

Reported violations, both actual and potential, will be promptly investigated, and you are expected to cooperate with any such investigation. The Audit Committee shall determine, or shall designate appropriate persons to determine, appropriate action in response to violations of this Code or other illegal or unethical conduct. Illegal or unethical conduct may also subject the individuals involved to civil litigation, regulatory action and criminal prosecution.


Waivers Of Code Of Ethics

From time to time, the Company may waive certain provisions of this Code where circumstances warrant a waiver. Any member of Management who believes that his or her circumstances may warrant a waiver should discuss the matter with Niagara's General Counsel who, in turn, will bring it to the attention of the Audit Committee. Any waivers of or amendments to this Code may be made only by the Audit Committee and will be promptly disclosed to Niagara's stockholders together with the reasons for such waiver, as required by law and the applicable regulation.


No Rights Created

This Code is a statement of certain fundamental principles, policies and procedures to be observed by Management in the conduct of the Company's business. It is not intended to, and does not create, any rights of any employee or third party, and shall be enforceable only by the Company, unless otherwise provided under applicable laws, rules and regulations.